Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH
BY

OF
UP TO 7,500,000 SHARES OF ITS COMMON STOCK
AT A PURCHASE PRICE OF $2.60 PER SHARE

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY TIME, ON MAY 25, 2011, UNLESS THE TENDER OFFER IS EXTENDED.

GlobalOptions Group, Inc., a Delaware corporation (“GlobalOptions,” “we” or “us”), is offering to purchase up to 7,500,000 shares of its common stock, par value $0.001 per share, at a price of $2.60 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which together, as they may be amended and supplemented from time to time, constitute the tender offer. Unless the context otherwise requires, all references to shares shall refer to the shares of common stock, par value $0.001 per share, of GlobalOptions.

Only shares properly tendered and not properly withdrawn pursuant to the tender offer will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered. Shares tendered but not purchased pursuant to the tender offer will be returned at our expense promptly after the expiration date. See Section 1.

THE TENDER OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Our shares are currently quoted on the Over the Counter Bulletin Board under the symbol “GLOI.OB”. On April 25, 2011, the last sale price of our shares reported on the Over the Counter Bulletin Board was $2.46 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER TO TENDER YOUR SHARES. SEE SECTION 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER.  HOWEVER, NEITHER GLOBALOPTIONS, OUR BOARD OF DIRECTORS, THE DEPOSITARY NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES. YOU SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, SHOULD CONSULT WITH YOUR OWN FINANCIAL AND TAX ADVISORS, AND SHOULD MAKE YOUR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

THE FOLLOWING DIRECTORS AND EXECUTIVE OFFICERS OF GLOBALOPTIONS HAVE INDICATED THEIR NON-BINDING INTENTION TO TENDER THE FOLLOWING NUMBER OF SHARES: HARVEY W. SCHILLER, PH.D., GLOBALOPTIONS’ CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER, 230,247 SHARES; JEFFREY O. NYWEIDE, GLOBALOPTIONS’ CHIEF FINANCIAL OFFICER, EXECUTIVE VICE PRESIDENT-CORPORATE DEVELOPMENT, TREASURER AND SECRETARY, 114,519 SHARES; JOHN D. CHAPMAN, A DIRECTOR, 5,225 SHARES; PER-OLOF LÖÖF, A DIRECTOR, 55,418 SHARES (INCLUDES 50,000 SHARES UNDERLYING OPTIONS); AND JOHN P. OSWALD, A DIRECTOR, 57,310 SHARES (INCLUDES 50,000 SHARES UNDERLYING OPTIONS). ADDITIONALLY, GLOBACOR CAPITAL INC., OF WHICH JOHN P. BUJOUVES, A DIRECTOR OF GLOBALOPTIONS, IS CHAIRMAN, HAS INDICATED ITS NON-BINDING INTENTION TO TENDER 100,000 SHARES, LÖÖF HOLDINGS, LLC, A LIMITED LIABILITY COMPANY CONTROLLED BY MR. LÖÖF, HAS INDICATED ITS NON-BINDING

INTENTION TO TENDER 21,750 SHARES, AND CAPITAL TRUST INVESTMENTS LIMITED, OF WHICH MR. OSWALD IS A DIRECTOR, HAS INDICATED ITS NON-BINDING INTENTION TO TENDER 48,959 SHARES. WEISS ASSET MANAGEMENT LP AND ITS AFFILIATES, WHICH BENEFICIALLY OWN APPROXIMATELY 42.9% OF THE SHARES OUTSTANDING, HAVE NOT INDICATED TO US WHETHER THEY INTEND TO TENDER SHARES PURSUANT TO THE TENDER OFFER. THERE CAN BE NO ASSURANCE THAT THE PERSONS DESCRIBED ABOVE WILL IN FACT TENDER THE NUMBER OF SHARES INDICATED, NOR CAN THERE BE ANY ASSURANCE THAT WEISS ASSET MANAGEMENT LP OR ANY OF ITS AFFILIATES WILL NOT DECIDE TO TENDER ANY OR ALL OF THEIR SHARES. IN THE EVENT THAT WEISS ASSET MANAGEMENT LP OR ANY OF ITS AFFILIATES TENDER ALL OR A SUBSTANTIAL PORTION OF THEIR SHARES, THE LIKELIHOOD OF PRORATION OF THE SHARES TENDERED BY ALL STOCKHOLDERS IN THE TENDER OFFER IS SIGNIFICANTLY INCREASED. SEE SECTIONS 2 AND 11.

Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the Information Agent for the tender offer, at its address and telephone number set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, or any document incorporated herein by reference, may be directed to the Information Agent.

April 27, 2011

IMPORTANT

If you wish to tender all or any part of your shares, you should either (1)(a) complete and sign the Letter of Transmittal, or a facsimile of it, according to the instructions in the Letter of Transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Continental Stock Transfer & Trust Company, the Depositary for the tender offer, and mail or deliver the share certificates to the Depositary together with any other documents required by the Letter of Transmittal, or (b) tender the shares according to the procedure for book-entry transfer described in Section 3, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender shares pursuant to the tender offer and the certificates for your shares are not immediately available or you cannot deliver certificates for your shares and all other required documents to the Depositary before the expiration of the tender offer, or your shares cannot be delivered before the expiration of the tender offer under the procedure for book-entry transfer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

The tender offer is not being made to (nor will any tender of shares be accepted from or on behalf of) holders in any jurisdiction in which the making of the tender offer or the acceptance of any tender of shares therein would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make the tender offer in any such jurisdiction and extend the tender offer to holders in such jurisdiction.

You should only rely on the information contained in this Offer to Purchase and the Letter of Transmittal. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Information Agent or the Depositary.

i

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights the most material information in this Offer to Purchase, but you should understand that it does not describe all of the details of the tender offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?	GlobalOptions Group, Inc., which we refer to as “GlobalOptions,” “we” or “us,” is offering to purchase shares of our common stock, par value $0.001 per share, in a tender offer.

What will the purchase price for the shares be and what will be the form of payment?	We are offering to purchase your shares at a price of $2.60 per share. If your shares are purchased in the tender offer, you will be paid the purchase price in cash, without interest, promptly after the expiration of the tender offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Section 1.

How many shares will GlobalOptions purchase?	We are offering to purchase 7,500,000 shares validly tendered in the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date (as defined below). 7,500,000 shares represents approximately 55.5% of our outstanding common stock as of April 25, 2011. As of April 25, 2011, there were 13,507,820 shares issued and outstanding. See Section 11. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

Why is GlobalOptions making the tender offer?	GlobalOptions intends to return the net proceeds from the sales of its SafirRosetti business unit (“SafirRosetti”), Preparedness Services business unit (“Preparedness Services”), Fraud and SIU Services business unit (“Fraud and SIU Services”) and its subsidiary, The Bode Technology Group, Inc. which represented its Forensic DNA Solutions and Products Services business unit (“Bode”), to our stockholders after satisfying existing contractual obligations and establishing appropriate reserves for contingencies and ongoing operating costs. On December 1, 2010, we commenced a tender offer to purchase up to 10,000,000 shares at a price of $2.40 per share, and on December 29, 2010 we accepted all 1,119,978 of the shares tendered by our stockholders, at a total cost of approximately $2,688,000. This tender offer is the method by which GlobalOptions determined is in the best interests of stockholders to return a significant portion of the remaining funds it has received as of this date from the sale of its business units, allowing stockholders the opportunity to receive the tender offer price now or await possible subsequent distributions. On April 14, 2011, the GlobalOptions board of directors authorized GlobalOptions to enter into this tender offer and approved spending up to $19,500,000 to repurchase the shares tendered.

Depending on market conditions and the availability of capital, GlobalOptions’ board may authorize additional distributions in the future, including repurchases pursuant to additional tender offers. However, we have not made a final decision as to, and continue to explore the most efficient form of, any such distribution and any alternative uses of the net proceeds from the sales of our four business units in the event that we determine not to further distribute these proceeds to our stockholders. There is no guaranty that we will make any distributions subsequent to this tender offer. In the event that we decide to retain the remaining proceeds from such sales, we may pursue a business combination or other type of corporate transaction. We currently do not have any arrangement, agreement or understanding with respect to engaging in a business combination with a specific entity or within any specific industry and there can be no assurance that we will be successful in identifying and evaluating or in concluding any such business combination. See Section 2.

How will GlobalOptions pay for the shares?	Assuming we purchase 7,500,000 shares in the tender offer, $19,500,000 will be required to purchase such shares. We currently possess the cash funds necessary to purchase shares tendered in the tender offer and to pay related fees and expenses. The tender offer is not conditioned upon the receipt of financing. See Sections 7 and 9.

How long do I have to tender my shares?	You may tender your shares until the tender offer expires. The tender offer will expire on May 25, 2011 at Midnight (one minute after 11:59 p.m.), New York City time, unless we extend it. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 1.

We may choose to extend the tender offer for any reason, subject to applicable laws. We cannot assure you, however, that we will extend the tender offer or, if we extend it, for how long. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. See Section 14.

How will I be notified if GlobalOptions extends the tender offer?	We will issue a press release by 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. See Section 14.

What will happen if I do not tender my shares?	Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in us and thus in our current cash and future receipt of additional proceeds from the sales of our four business units, subject to our right to issue additional shares of common stock and other equity securities in the future. However, the shares held by non-tendering stockholders may be affected by the limited market to sell our securities, the potential of deregistration under the Exchange Act and the unavailability of Rule 144 (“Rule 144”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). See Sections 2 and 10.

Are there any conditions to the tender offer?	Yes. Our obligation to accept and pay for your tendered shares depends upon a number of conditions, including:

• No legal action shall have been proposed, instituted or pending, nor shall we have received notice of such action that challenges or otherwise relates to the tender offer or the availability of funds we intend to use to purchase shares in the tender offer.

• No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States, declaration of a banking moratorium or any suspension of payment in respect of banks in the United States, or any governmental or regulatory limitation or any event or adverse change in the financial or capital markets generally, that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States, shall have occurred.

• No commencement or escalation of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, shall have occurred.

The tender offer is subject to these conditions and a number of other conditions. See Section 7.

How do I tender my shares?	To tender your shares, prior to Midnight (one minute after 11:59 p.m.), New York City time, on May 25, 2011 (unless the tender offer is extended):

• you must deliver your share certificate(s) and a properly completed and duly executed Letter of Transmittal to the Depositary at one of its addresses appearing on the back cover page of this Offer to Purchase; or

• the Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or “agent’s message”; or

• you must comply with the guaranteed delivery procedure.

If your shares are held through a broker, dealer, commercial bank or other nominee, you must request such broker, dealer, commercial bank or other nominee to effect the transaction for you. You may also contact the Information Agent for assistance.

See Section 3 and the instructions to the Letter of Transmittal.

How do holders of vested stock options for shares participate in the tender offer?	Options to purchase shares cannot be tendered in the tender offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of our share-based compensation plans and GlobalOptions’ policies and practices, and tender the shares received upon such exercise in accordance with the tender offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the tender offer are not purchased pursuant to the tender offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options and the provisions for pro rata purchases by GlobalOptions. We strongly encourage optionholders to discuss the tender offer with their own financial or tax advisor.

Please be advised that it is the optionholder’s responsibility to tender shares in the tender offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to vested stock options in a time period sufficient to allow tender of those shares prior to the expiration date. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such shares in accordance with the terms of the related stock option plan and option agreement and GlobalOptions policies and practices at least four business days prior to the expiration date. See Section 3.

Can I participate in the Tender Offer if I hold shares of GlobalOptions Common Stock through the GlobalOptions Employee Stock Purchase Plan and/or the Long-Term Incentive Plan?	Shares of GlobalOptions Common Stock acquired in connection with participation in the Amended and Restated 2006 Employee Stock Purchase Plan (the “Stock Purchase Plan”) and/or the Amended and Restated 2006 Long-Term Incentive Plan (the “Incentive Plan”) are initially registered in the name of AST Equity Plan Solutions. Participants who hold shares of GlobalOptions common stock through the Stock Purchase Plan and/or the Incentive Plan, and have not previously transferred his or her shares to another broker, will receive instructions from AST Equity Plan Solutions with respect to tendering those shares. A Stock Purchase Plan and/or Incentive Plan participant who has transferred his or her shares of GlobalOptions Common Stock to another broker will receive instructions from his or her current broker with respect to tendering Stock Purchase Plan and/or Incentive Plan shares. Please contact AST Equity Plan Solutions (or the current broker) and/or the Information Agent with any questions regarding tendering shares of GlobalOptions Common Stock acquired in connection with participation in the Stock Purchase Plan and/or Incentive Plan. See Section 3.

How do holders of restricted stock units participate in the tender offer?	Holders of restricted stock units may not tender the underlying shares of such units in the tender offer unless and until the restrictions on such units have lapsed and such units have been settled in shares. See Section 3.

Once I have tendered shares in the tender offer, can I withdraw my tender?	You may withdraw any shares you have tendered at any time before Midnight (one minute after 11:59 p.m.), New York City time, on May 25, 2011, unless we extend the tender offer, in which case you may withdraw tendered shares until the tender offer, as so extended, expires. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after May 25, 2011. See Section 4.

How do I withdraw shares I previously tendered?	You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary at one of its addresses appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for withdrawal of your shares.

Has GlobalOptions or our board of directors adopted a position on the tender offer?	Our board of directors has approved the tender offer. However, neither we nor our board of directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. See Sections 2 and 11. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

Will GlobalOptions’ significant stockholders, directors and officers tender shares in the tender offer?	The following directors and executive officers of GlobalOptions have indicated their non-binding intention to tender the following number of shares: Harvey W. Schiller, Ph.D., GlobalOptions’ Chairman of the Board of Directors and Chief Executive Officer, 230,247 shares; Jeffrey O. Nyweide, GlobalOptions’ Chief Financial Officer, Executive Vice President-Corporate Development, Treasurer and Secretary, 114,519 shares; John D. Chapman, a director, 5,225 shares; Per-Olof Lööf, a director, 55,418 shares (includes 50,000 shares underlying options); and John P. Oswald, a director, 57,310 shares (includes 50,000 shares underlying options). Additionally, Globacor Capital Inc., of which John P. Bujouves, a director of GlobalOptions, is Chairman, has indicated its non-binding intention to tender 100,000 shares, Lööf Holdings, LLC, a limited liability company controlled by Mr. Lööf, has indicated its non-binding intention to tender 21,750 shares, and Capital Trust Investments Limited, of which Mr. Oswald is a director, has indicated its non-binding intention to tender 48,959 shares. Weiss Asset Management LP and its affiliates, which beneficially own approximately 42.9% of the shares outstanding, have not indicated to us whether they intend to tender shares pursuant to the tender offer. There can be no assurance that the persons described above will in fact tender the number of shares indicated, nor can there be any assurance that

Weiss Asset Management LP or any of its affiliates will not decide to tender any or all of their shares. In the event that Weiss Asset Management LP or any of its affiliates tender all or a substantial portion of their shares, the likelihood of proration of the shares tendered by all stockholders in the tender offer is significantly increased. See Section 11.

Following the tender offer, will GlobalOptions continue as a public company?	While we do not believe that our purchase of shares in the tender offer will cause us to be eligible for deregistration under the Exchange Act, we currently have below the minimum number of stockholders required for deregistration under the Exchange Act.

What happens if more than 7,500,000 shares are tendered in the	We will purchase shares:
tender offer?	• first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares and do not properly withdraw them before the expiration date;

•  second, after purchasing the shares from the “odd lot” holders, from all other stockholders who properly tender shares and who do not properly withdraw them before the expiration date, on a pro rata basis, subject to the conditional tender provisions described in Section 6, with appropriate adjustments to avoid purchases of fractional shares until we have purchased 7,500,000 shares; and

•  third, only if necessary to permit us to purchase 7,500,000 shares, from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any shares are purchased in the tender offer as described in Section 6 (for which the condition was not initially satisfied) and not properly withdrawn before the expiration date by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares. Therefore, all of the shares that you tender on a conditional basis in the tender offer may not be purchased. See Section 1.

When will GlobalOptions pay for the shares I tender?	We will pay the purchase price, net to you in cash, without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. See Sections 1 and 5.

What is the recent market price of my GlobalOptions shares?	On April 25, 2011, the last sale price for our shares reported on the Over the Counter Bulletin Board was $2.46 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. Since January 1, 2011, the common stock has traded at prices higher than $2.60 per share. As a result, it is possible that you may receive less for your shares if you tender them than you would receive in a market sale. See Section 8.

Will I have to pay brokerage commissions if I tender my shares?	If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to deter-mine whether transaction costs are applicable. See Sections 1 and 3.

What are the United States federal income tax consequences if I tender my shares?	Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. In addition, we expect that the receipt of cash for your tendered shares will be treated as a sale or exchange eligible for capital gains treatment. Non-United States holders are urged to consult their tax advisors regarding the possible application of United States federal income tax. All stockholders should review the discussion in Sections 3 and 13 regarding material United States federal income tax issues and consult their own tax advisor regarding the tax consequences of the tender offer.

Will I have to pay any stock transfer tax if I tender my shares?	We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the letter of transmittal. See Section 5.

To whom can I talk if I have questions?	The Information Agent can help answer your questions. The Information Agent is MacKenzie Partners, Inc. Its contact information is set forth on the back cover page of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This offer to purchase for cash, the documents incorporated by reference and other written reports and oral statements made from time to time by GlobalOptions may contain forward-looking statements. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential” or “continue” or the negative of these terms or other comparable terminology. In any forward-looking statement in which GlobalOptions expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict. These statements are only predictions. Risks and uncertainties and the occurrence of other events could cause actual results to differ materially from these predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this offer to purchase for cash, including the factors described in our Annual Report on Form 10-K for the year ended December 31, 2010, our Quarterly Report on Form 10-Q for the period ending March 31, 2011, and Current Reports on Form 8-K and other SEC filings. Except as required by law, we are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements whether as a result of new information, future events, or otherwise.

INTRODUCTION

To the Stockholders of GlobalOptions Group, Inc.:

GlobalOptions Group, Inc., a Delaware corporation (“GlobalOptions”), is offering to purchase up to 7,500,000 shares of its common stock, par value $0.001 per share, at a price of $2.60 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which, as amended and supplemented from time to time, together constitute the tender offer. Unless the context otherwise requires, all references to shares shall refer to the shares of common stock, par value $0.001 per share, of GlobalOptions.

Only shares properly tendered and not properly withdrawn pursuant to the tender offer will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares GlobalOptions seeks are properly tendered. Shares tendered but not purchased pursuant to the tender offer will be returned at GlobalOptions’ expense promptly after the expiration date. See Section 1.

The tender offer will expire at Midnight (one minute after 11:59 p.m.), New York City time, on May 25, 2011, unless the tender offer is extended.

THE TENDER OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

GLOBALOPTIONS’ BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER GLOBALOPTIONS, THE GLOBALOPTIONS BOARD OF DIRECTORS, THE DEPOSITARY NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES. GLOBALOPTIONS HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. STOCKHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, SHOULD CONSULT THEIR OWN FINANCIAL AND TAX ADVISORS, AND SHOULD MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

THE FOLLOWING DIRECTORS AND EXECUTIVE OFFICERS OF GLOBALOPTIONS HAVE INDICATED THEIR NON-BINDING INTENTION TO TENDER THE FOLLOWING NUMBER OF SHARES: HARVEY W. SCHILLER, PH.D., GLOBALOPTIONS’ CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER, 230,247 SHARES; JEFFREY O. NYWEIDE, GLOBALOPTIONS’ CHIEF FINANCIAL OFFICER, EXECUTIVE VICE PRESIDENT-CORPORATE DEVELOPMENT, TREASURER AND SECRETARY, 114,519 SHARES; JOHN D. CHAPMAN, A DIRECTOR, 5,225 SHARES; PER-OLOF LÖÖF, A DIRECTOR, 55,418 SHARES (INCLUDES 50,000 SHARES UNDERLYING OPTIONS); AND JOHN P. OSWALD, A DIRECTOR, 57,310 SHARES (INCLUDES 50,000 SHARES UNDERLYING OPTIONS). ADDITIONALLY, GLOBACOR CAPITAL INC., OF WHICH JOHN P. BUJOUVES, A DIRECTOR OF GLOBALOPTIONS, IS CHAIRMAN, HAS INDICATED ITS NON-BINDING INTENTION TO TENDER 100,000 SHARES, LÖÖF HOLDINGS, LLC, A LIMITED LIABILITY COMPANY CONTROLLED BY MR. LÖÖF, HAS INDICATED ITS NON-BINDING INTENTION TO TENDER 21,750 SHARES, AND CAPITAL TRUST INVESTMENTS LIMITED, OF WHICH MR. OSWALD IS A DIRECTOR, HAS INDICATED ITS NON-BINDING INTENTION TO TENDER 48,959 SHARES. WEISS ASSET MANAGEMENT LP AND ITS AFFILIATES, WHICH BENEFICIALLY OWN APPROXIMATELY 42.9% OF THE SHARES OUTSTANDING, HAVE NOT INDICATED TO US WHETHER THEY INTEND TO TENDER SHARES PURSUANT TO THE TENDER OFFER. THERE CAN BE NO ASSURANCE THAT THE PERSONS DESCRIBED ABOVE WILL IN FACT TENDER THE NUMBER OF SHARES INDICATED, NOR CAN THERE BE ANY ASSURANCE THAT WEISS ASSET MANAGEMENT LP OR ANY OF ITS AFFILIATES WILL NOT DECIDE TO TENDER ANY OR ALL OF THEIR SHARES. IN THE EVENT THAT WEISS ASSET MANAGEMENT LP OR ANY OF ITS AFFILIATES TENDER ALL OR A SUBSTANTIAL PORTION OF THEIR SHARES, THE LIKELIHOOD OF PRORATION OF THE SHARES TENDERED BY ALL STOCKHOLDERS IN THE TENDER OFFER IS SIGNIFICANTLY INCREASED. SEE SECTIONS 2 AND 11.

The purchase price will be paid net to the tendering stockholder in cash, without interest, for all the shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares in the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal or Form W-8BEN obtained from the Depositary may be subject to required United States federal income tax backup withholding equal to 28% of the gross proceeds payable to the tendering stockholder or other payee pursuant to the offer. See Section 3.

As of April 25, 2011, GlobalOptions had 13,507,820 issued and outstanding shares, excluding 3,688,982 shares of common stock reserved for issuance under its stock compensation plans, of which 258,333 shares are subject to outstanding options, 5,557 shares are subject to outstanding restricted stock units and 3,421,621 shares are currently reserved for issuance under the plans, none of which have been issued nor are expected to be issued, and 343,975 shares held in treasury. The 7,500,000 shares that GlobalOptions is offering to purchase represent approximately 55.5% of the shares outstanding on April 25, 2011. On April 25, 2011, the last reported sale price of the shares on the Over the Counter Bulletin Board was $2.46 per share. Stockholders are urged to obtain current market quotations for their shares before deciding whether to tender shares pursuant to the tender offer. See Section 8.

THE TENDER OFFER

SECTION 1. NUMBER OF SHARES; PRORATION

GENERAL.  Upon the terms and subject to the conditions of the tender offer, GlobalOptions will purchase 7,500,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer, at a price of $2.60 per share, net to the seller in cash, without interest.

The term “expiration date” means Midnight (one minute after 11:59 p.m.), New York City time, on May 25, 2011, unless and until GlobalOptions, in its sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term “expiration date” shall refer to the latest time and date at which the tender offer, as so extended by GlobalOptions, shall expire. See Section 14 for a description of GlobalOptions’ right to extend, delay, terminate or amend the tender offer. In the event of an over-subscription of the tender offer as described below, shares tendered will be subject to proration, except for odd lots. Except as described herein, withdrawal rights expire on the expiration date.

If (1)(a) GlobalOptions increases or decreases the price to be paid for shares or (b) GlobalOptions decreases the number of shares being sought, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any increase or decrease is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of ten business days from the date that notice of any increase or decrease is first published. For the purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

The tender offer is not conditioned upon obtaining financing or on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

Only shares properly tendered and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the odd lot priority, proration and conditional tender provisions of the tender offer, all of the shares tendered will not be purchased if more than the number of shares GlobalOptions seeks are properly tendered. All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because of proration or conditional tenders, will be returned at GlobalOptions’ expense promptly after the expiration date. Stockholders also can specify the order in which the specified portions will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the order of shares purchased will be selected by the Depositary.

If the number of shares properly tendered and not properly withdrawn prior to the expiration date is fewer than or equal to 7,500,000 shares, GlobalOptions will, upon the terms and subject to the conditions of the tender offer, purchase all such shares.

PRIORITY OF PURCHASES.  Upon the terms and subject to the conditions of the tender offer, if greater than 7,500,000 shares have been properly tendered and not properly withdrawn prior to the expiration date, GlobalOptions will purchase properly tendered shares on the basis set forth below:

(1) First, GlobalOptions will purchase all shares properly tendered and not properly withdrawn prior to the expiration date by any odd lot holder (as defined below) who:

(a) tenders all shares owned beneficially or of record by that odd lot holder (tenders of fewer than all the shares owned by that odd lot holder will not qualify for this preference); and

(b) completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

(2) Second, after the purchase of all of the shares tendered by odd lot holders, subject to the conditional tender provisions described in Section 6, GlobalOptions will purchase all other shares properly tendered and not properly withdrawn prior to the expiration date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until GlobalOptions has purchased 7,500,000 shares.

(3) Third, only if necessary to permit GlobalOptions to purchase 7,500,000 shares, GlobalOptions will purchase shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the expiration date, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased.

ODD LOTS.  For purposes of the tender offer, the term “odd lots” shall mean all shares properly tendered prior to the expiration date and not properly withdrawn by any person referred to as an “odd lot holder” who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have share certificates representing fewer than 100 shares. By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the odd lot holder’s shares. Any odd lot holder wishing to tender all of its shares pursuant to the tender offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

PRORATION.  If proration of tendered shares is required, GlobalOptions will determine the final proration factor and commence payment for any shares purchased pursuant to the tender offer, promptly following the expiration date. Subject to adjustment to avoid the purchase of fractional shares, proration for each stockholder tendering shares, other than odd lot holders, shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, subject to conditional tenders.

The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on GlobalOptions’ stockholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

SECTION 2. PURPOSE OF THE TENDER OFFER; CERTAIN EFFECTS OF THE TENDER OFFER; PLANS AND PROPOSALS

PURPOSE OF THE TENDER OFFER.  GlobalOptions intends to return the net proceeds from the sales of our four business units to our stockholders after satisfying existing contractual obligations and establishing appropriate reserves for contingencies and ongoing operating costs. GlobalOptions previously returned a portion of these funds through the repurchase of its shares. On December 1, 2010, GlobalOptions commenced a partial tender offer to purchase for cash up to 10,000,000 shares of its common stock at a price of $2.40 per share. The tender offer closed on December 29, 2010, after which GlobalOptions purchased a total of 1,119,978 shares at a cost of approximately $2,688,000. Starting on November 19, 2010 and ending just prior to the aforementioned tender offer, GlobalOptions repurchased in the open market 16,627 shares of its common stock at a cost of approximately $39,000 in connection with a stock repurchase program announced in October 2010. On February 7, 2011, the GlobalOptions board of directors approved a new program to repurchase up to $3,000,000 of GlobalOptions common stock over a period of 18 months, at such times, amounts and prices as it deems appropriate. As of April 25, 2011, GlobalOptions has not made any repurchases under this program.

On April 14, 2011 the GlobalOptions board of directors authorized GlobalOptions to enter into this tender offer and approved spending up to $19,500,000 to repurchase shares tendered. Following our becoming a company with no or nominal business operations and no current intention to acquire a business operation and previous repurchases of our shares, GlobalOptions’ management and board believe that this tender offer is the most efficient method by which to return a significant portion of the remaining funds it has received as of this date from the sale of its business units, allowing stockholders the opportunity to receive the tender offer price now or await possible subsequent distributions. Additionally, GlobalOptions believes that the tender offer set forth herein represents a mechanism that provides all stockholders the opportunity to tender all or a portion of their shares and, thereby, receive a return of GlobalOptions’ capital if they so elect. This format of repurchase also provides a method for stockholders not participating to increase their relative percentage interest in GlobalOptions and its current cash and potential future cash proceeds to be received from the sale of our four business units without the acquisition of additional shares. However, the shares held by non-tendering stockholders may be affected by the limited market to sell our securities, the potential of deregistration under the Exchange Act and the unavailability of Rule 144. As a result, the board of directors believes that investing in GlobalOptions’ own shares in this manner is an attractive use of capital and an efficient means to provide value to stockholders.

Depending on market conditions and the availability of capital, GlobalOptions’ board may authorize additional distributions in the future, including repurchases pursuant to additional tender offers. However, we have not made a final decision as to, and continue to explore the most efficient form of, any such distribution and any alternative uses of the net proceeds from the sales of our four business units in the event that we determine not to further distribute these proceeds to our stockholders. There is no guaranty that we will make any distributions subsequent to this tender offer. In the event that we decide to retain the remaining proceeds from such sales, we may pursue a business combination or other type of corporate transaction. We currently do not have any arrangement, agreement or understanding with respect to engaging in a business combination with a specific entity or within any specific industry and there can be no assurance that we will be successful in identifying and evaluating or in concluding any such business combination.

After this tender offer is completed, GlobalOptions believes that it will have sufficient cash to meet its needs. Depending on the number of shares purchased in the tender offer, subsequent proceeds received from business unit sales, prevailing economic and market conditions and the market price of the shares, GlobalOptions’ board may authorize additional repurchases subsequent to the termination of the tender offer. However, Rule 13e-4 under the Exchange Act prohibits GlobalOptions and its affiliates from purchasing any shares, other than in the tender offer, until at least ten business days after the expiration date.

GLOBALOPTIONS’ BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER GLOBALOPTIONS, GLOBALOPTIONS’ BOARD OF DIRECTORS, THE DEPOSITARY NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES. GLOBALOPTIONS HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. STOCKHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, SHOULD CONSULT THEIR OWN FINANCIAL AND TAX ADVISORS, AND SHOULD MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

The following directors and executive officers of GlobalOptions have indicated their non-binding intention to tender the following number of shares: Harvey W. Schiller, Ph.D., GlobalOptions’ Chairman of the Board of Directors and Chief Executive Officer, 230,247 shares; Jeffrey O. Nyweide, GlobalOptions’ Chief Financial Officer, Executive Vice President-Corporate Development, Treasurer and Secretary, 114,519 shares; John D. Chapman, a director, 5,225 shares; Per-Olof Lööf, a director, 55,418 shares (includes 50,000 shares underlying options); and John P. Oswald, a director, 57,310 shares (includes 50,000 shares underlying options). Additionally, Globacor Capital Inc., of which John P. Bujouves, a director of GlobalOptions, is Chairman, has indicated its non-binding intention to tender 100,000 shares, Lööf Holdings, LLC, a limited liability company controlled by Mr. Lööf, has indicated its non-binding intention to tender 21,750 shares, and Capital Trust Investments Limited, of which Mr. Oswald is a director, has indicated its non-binding intention to tender 48,959 shares. Weiss Asset Management LP and its affiliates, which beneficially own approximately 42.9% of the shares outstanding, have not indicated to us whether they intend to tender shares pursuant to the tender offer. There can be no assurance that the persons described above will in fact tender the number of shares indicated, nor can there be any assurance that Weiss Asset Management LP or any of its affiliates will not decide to tender any or all of their shares. In the event that Weiss Asset Management LP or any of its affiliates tender all or a substantial portion of their shares, the likelihood of proration of the shares tendered by all stockholders in the tender offer is significantly increased. See Section 11.

CERTAIN EFFECTS OF THE TENDER OFFER.  Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in GlobalOptions and thus in GlobalOptions’ current cash and future proceeds from the sale of our four business units, subject to GlobalOptions’ right to issue additional shares of common stock and other equity securities in the future. Stockholders may be able to sell non-tendered shares in the future in market transactions or otherwise, at a net price higher or lower than the purchase price in the tender offer. However, the shares held by non-tendering stockholders may be affected by the limited market for our shares, the potential of deregistration under the Exchange Act and the unavailability of Rule 144. GlobalOptions can give no assurance as to the price at which a stockholder may be able to sell his or her shares in the future, which price may be higher or lower than the purchase price paid in the tender offer.

Shares that GlobalOptions acquires pursuant to the tender offer will be canceled and will have the status of authorized but unissued shares.

The purchase of shares in the tender offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of GlobalOptions stockholders. As of April 25, 2011, there were 13,507,820 shares issued and outstanding. Assuming GlobalOptions acquires 7,500,000 shares in the tender offer, approximately 6,007,820 shares will be outstanding immediately after the tender offer. This may reduce the already limited volume of trading in the shares and make it more difficult to buy or sell significant amounts of the shares without materially affecting the market price.

The shares are currently registered under the Exchange Act, which requires, among other things, that GlobalOptions furnish information to its stockholders and to the Securities and Exchange Commission (the “SEC”) and comply with the SEC’s proxy rules in connection with meetings of stockholders. However, GlobalOptions currently has fewer than the minimum number of stockholders necessary to make it eligible to deregister under the Exchange Act. Notwithstanding the foregoing, GlobalOptions does not have any current plans to deregister under the Exchange Act and following the effectiveness of our registration statement on Form S-3 on March 1, 2011, we are required to continue to make filings with the SEC, including our annual and quarterly reports, through 2011.

As a result of GlobalOptions selling its four business units, The NASDAQ Stock Market, Inc. (“NASDAQ”) concluded that GlobalOptions has no or nominal business operations and as of March 2, 2011 was delisted from the NASDAQ Capital Market. From March 2, 2011 to March 21, 2011, GlobalOptions’ shares were quoted on the Pink Sheets under the symbol “GLOI.PK”, and since March 22, 2011 GlobalOptions’ shares have been quoted on the Over the Counter Bulletin Board under the symbol “GLOI.OB”.

As a result of the delisting from NASDAQ, GlobalOptions shares are no longer “margin securities” under the rules of the Federal Reserve Board. As such, brokers are not permitted to extend credit to their customers using the shares as collateral.

Our stockholders are no longer able rely upon Rule 144 to sell their shares not registered for resale under the Securities Act because we are now a “shell company” with no or nominal operations and assets consisting solely of cash and cash equivalents and nominal other assets. However, those of our stockholders that are named in our registration statement on Form S-3 (Registration No. 333-172298), declared effective by the SEC on March 1, 2011, registering for resale a total of 1,868,288 shares, should be able to rely on such registration statement for the resale of their restricted shares listed in such registration statement. There can be no assurance that this registration statement will remain effective.

PLANS AND PROPOSALS.  Except as disclosed elsewhere in this Offer to Purchase, or as may occur in the ordinary course of its business, GlobalOptions currently has no plans, proposals or negotiations that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving GlobalOptions or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of GlobalOptions’ assets or any of its subsidiaries’ assets;

•	any material change in GlobalOptions’ present dividend rate or policy, indebtedness or capitalization;

•	any change in GlobalOptions’ present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in GlobalOptions’ corporate structure or business;

•	a class of GlobalOptions’ equity security ceasing to be authorized to be quoted in an automated quotations system of a registered national securities association;

•	a class of GlobalOptions’ equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of GlobalOptions’ obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of GlobalOptions, or the disposition by any person of securities of GlobalOptions; or

•	any changes in GlobalOptions’ charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of GlobalOptions.

GlobalOptions reserves the right to change its plans and intentions at any time, as it deems appropriate.

SECTION 3. PROCEDURES FOR TENDERING SHARES

PROPER TENDER OF SHARES.  For shares to be tendered properly pursuant to the tender offer, (1) the share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an “agent’s message” (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the expiration date by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase, or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

Brokers, dealers, commercial banks, trust companies or other nominee holders of shares likely will have an earlier deadline for stockholders to act to instruct them to accept the tender offer on a their behalf. Stockholders who hold shares through nominee holders are urged immediately contact the nominee holder of their shares to determine the applicable deadline.

Odd lot holders who tender all shares must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Stockholders may tender shares subject to the condition that all or a specified minimum number of their shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” on the Letter of Transmittal, and, if appropriate, the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of shares to be purchased.

Stockholders who hold shares through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. Stockholders who hold their shares through nominee holders are urged to consult the nominee holders of their shares to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

SIGNATURE GUARANTEES AND METHOD OF DELIVERY.  No signature guarantee is required: (1) if the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depositary Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal, or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing is referred to as an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal. In all other cases, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an Eligible Institution. If a certificate for shares tendered is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made to, or certificates for shares not tendered or not accepted for payment are to be registered in the name of, a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signature guaranteed by an Eligible Institution.

In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of share certificates or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof including any required signature guarantees, or an agent’s message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY.  The Depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedure for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at the book-entry transfer facility, either (1) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase before the expiration date, or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that GlobalOptions may enforce such agreement against such participant.

FEDERAL BACKUP WITHHOLDING TAX.  Under the United States federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. Specified stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are exempted from the backup withholding and reporting requirements rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or any other equivalent form, signed under penalties of perjury, attesting to that stockholder’s exempt status. The applicable form can be obtained from the Information Agent. See Instructions 9 and 10 of the Letter of Transmittal.

To prevent federal backup withholding tax equal to 28% of the gross payments made to stockholders for shares purchased pursuant to the tender offer, each stockholder who does not otherwise establish an exemption from such withholding must provide the Depositary with the stockholder’s correct taxpayer identification number and provide other information by completing the substitute Form W-9 included with the Letter of Transmittal. For a discussion of United States federal income tax consequences to tendering stockholders, see Section 13.

GUARANTEED DELIVERY.  If a stockholder desires to tender shares pursuant to the tender offer and the certificates for the stockholder’s shares are not immediately available or the stockholder cannot deliver certificates for its shares and all other required documents to the Depositary before the expiration date, or the stockholder’s shares cannot be delivered before the expiration date under the procedure for book-entry transfer, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	the Depositary receives by mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form GlobalOptions has provided with this Offer to Purchase, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such Notice of Guaranteed Delivery; and

•	the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent’s message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

EMPLOYEE STOCK PURCHASE PLAN AND/OR LONG-TERM INCENTIVE PLAN.  Shares of GlobalOptions Common Stock acquired in connection with participation in the Stock Purchase Plan and/or the Incentive Plan are initially registered in the name of AST Equity Plan Solutions, and, if a Stock Purchase Plan and/or Incentive Plan participant has not previously transferred his or her shares of GlobalOptions Common Stock from AST Equity Plan Solutions, the instructions applicable to brokers and other nominees should be followed. Please contact AST Equity Plan Solutions and/or the Information Agent with any questions regarding tendering shares of GlobalOptions Common Stock acquired in the Stock Purchase Plan and/or the Incentive Plan. If a Stock Purchase Plan and/or Incentive Plan participant has previously transferred his or her shares of GlobalOptions Common Stock originally acquired through the Stock Purchase Plan and/or Incentive Plan to another broker, the participant should follow the instructions applicable to brokers and other nominees with respect to the broker currently holding the shares originally acquired through the Stock Purchase Plan and/or Incentive Plan. A Stock Purchase Plan and/or Incentive Plan participant who has previously transferred his or her shares of GlobalOptions Common Stock should contact the broker that currently holds the shares and/or the Information Agent with any questions regarding tendering these shares.

STOCK OPTIONS.  Options to purchase shares cannot be tendered in the tender offer. Holders of vested but unexercised options may exercise such options in accordance with the terms of GlobalOptions’ share-based compensation plans and GlobalOptions’ policies and practices, and tender the shares received upon such exercise in accordance with the tender offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the tender offer are not purchased pursuant to the tender offer for any reason. Holders of vested but unexpired options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them based on their stock option exercise prices and the expiration date of their options, the tender price and the provisions for pro rata purchases by GlobalOptions. GlobalOptions strongly encourages optionholders to discuss the tender offer with their own financial or tax advisor.

Please be advised that it is the optionholder’s responsibility to tender shares in the tender offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to vested stock options in a time period sufficient to allow tender of those shares prior to the expiration date. Accordingly, GlobalOptions suggests that options for such shares be exercised in accordance with the terms of the related stock option plan and option agreement and GlobalOptions policies and practices at least four business days prior to the expiration date.

RESTRICTED STOCK UNITS.  Holders of restricted stock units under GlobalOptions’ share-based compensation plans may not tender the shares underlying such restricted stock units in the tender offer unless and until the restrictions on the restricted stock units have lapsed and such units are settled in shares. If shares have been issued in respect of vested restricted stock units, some or all of such shares may be tendered in the tender offer. See “Proper Tender of Shares” above.

RETURN OF UNPURCHASED SHARES.  If any tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the expiration date, or if fewer than all shares evidenced by share certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS.  All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by GlobalOptions, in its sole discretion, and GlobalOptions’ determination will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters. GlobalOptions reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which GlobalOptions determines may be unlawful. GlobalOptions also reserves the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, whether or not GlobalOptions waives similar defects or irregularities in the case of any other stockholder, and GlobalOptions’ interpretation of the terms of the tender offer will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters. In the event a condition to the tender offer is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by GlobalOptions. None of GlobalOptions, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any tender, nor will any of them incur any liability for failure to give this notice.

TENDERING STOCKHOLDER’S REPRESENTATION AND WARRANTY; GLOBALOPTIONS’ ACCEPTANCE CONSTITUTES AN AGREEMENT.  A tender of shares under any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder’s representation and warranty to GlobalOptions that (1) the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (a) the subject securities, or (b) securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. GlobalOptions’ acceptance for payment of shares tendered pursuant to the tender offer will constitute a binding agreement between the tendering stockholder and GlobalOptions upon the terms and conditions of the tender offer.

LOST OR DESTROYED CERTIFICATES.  Stockholders whose share certificate for part or all of their shares has been lost, stolen, destroyed or mutilated may contact the Depositary at (212) 509-4000 (ext. 536) for instructions as to obtaining the necessary documents. Those documents will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond will be required to be posted by the stockholder to secure against the risk that the share certificates may be subsequently recirculated. Stockholders are urged to contact the Depositary immediately in order to permit timely processing of this documentation.

Share certificates, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any signature guarantees, and any other required documents must be delivered to the Depositary and not to GlobalOptions or the Information Agent. Any such documents delivered to

GlobalOptions or the Information Agent will not be forwarded to the Depositary and, therefore, will not be deemed to be properly tendered.

SECTION 4. WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 4, tenders of shares pursuant to the tender offer are irrevocable. Shares tendered pursuant to the tender offer may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by GlobalOptions pursuant to the tender offer, also may be withdrawn at any time after May 25, 2011. Stockholders who tendered their shares by giving instructions to a bank, broker, dealer, trust company or other nominee must instruct that person to arrange for the withdrawal of their shares.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the share certificates, the tendering stockholder also must submit the serial numbers shown on the share certificates for those shares to be withdrawn to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the shares have been tendered for the account of an Eligible Institution. If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility’s procedure.

All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by GlobalOptions, in its sole discretion, and GlobalOptions’ determination will be final and binding, subject to a court of law having jurisdiction regarding such matters. GlobalOptions reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any stockholder, whether or not GlobalOptions waives similar defects or irregularities in the case of any other stockholder. None of GlobalOptions, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur any liability for failure to give any such notice.

Withdrawals may not be rescinded and any shares properly withdrawn thereafter will be deemed not properly tendered for purposes of the tender offer, unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

If GlobalOptions extends the tender offer, is delayed in its purchase of shares or is unable to purchase shares pursuant to the tender offer for any reason, then, without prejudice to GlobalOptions’ rights under the tender offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of GlobalOptions, and these shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. The right to retain shares is subject to GlobalOptions’ legal obligation to pay for shares properly tendered and not properly withdrawn promptly following the expiration date (subject to the terms and conditions of the tender offer) or to return the tendered securities promptly after the termination of the tender offer.

SECTION 5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of the tender offer, promptly following the expiration date, GlobalOptions will accept for payment and pay for, and thereby purchase, shares properly tendered and not properly withdrawn prior to the expiration date. For purposes of the tender offer, GlobalOptions will be deemed to have accepted for payment, and therefore purchased shares, that are properly tendered and not properly withdrawn, subject to the proration and conditional tender provisions of the tender offer, only when, as and if it gives oral or written notice to the Depositary of its acceptance of the shares for payment pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date, GlobalOptions will accept for payment and pay the per share purchase price of $2.60 for 7,500,000 shares, subject to decrease as provided in Section 14, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, but only after timely receipt by the Depositary of:

•	certificates for shares or a timely book-entry confirmation of shares into the Depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed Letter of Transmittal, or manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an agent’s message, in the case of a book-entry transfer; and

•	any other required documents.

GlobalOptions will pay for shares purchased pursuant to the tender offer by depositing the aggregate purchase price for these shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from GlobalOptions and transmitting payment to the tendering stockholders.

In the event of proration, GlobalOptions will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tenders, will be returned, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at GlobalOptions’ expense promptly after the expiration date or termination of the tender offer.

Under no circumstances will interest on the purchase price be paid by GlobalOptions regardless of any delay in making the payment. In addition, if certain events occur, GlobalOptions may not be obligated to purchase shares pursuant to the tender offer. See Section 7.

GlobalOptions will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased pursuant to the tender offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the tender offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

SECTION 6. CONDITIONAL TENDER OF SHARES

Subject to the exceptions for odd lot holders, in the event of an over-subscription of the tender offer, shares tendered prior to the expiration date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered must be purchased if any shares tendered by such stockholder are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and if applicable, the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the number of shares to be purchased. Each stockholder is urged to consult with his or her own financial or tax advisor.

After the tender offer expires, if more than 7,500,000 shares are properly tendered and not properly withdrawn and GlobalOptions must prorate its acceptance of and payment for tendered shares, GlobalOptions will calculate a preliminary proration percentage, after taking into account the priority given to odd lot holders, based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned promptly after the expiration date at GlobalOptions’ expense.

After giving effect to these withdrawals, GlobalOptions will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 7,500,000 then, to the extent feasible, GlobalOptions will select enough of the conditional tenders that would otherwise have been withdrawn to permit GlobalOptions to purchase 7,500,000 shares. In selecting among the conditional tenders, GlobalOptions will select by random lot treating all tenders by a particular stockholder as a single lot and will limit its purchase in each case to the designated minimum of shares to be purchased. Conditional tenders will be selected by lot only from stockholders who tender all of their shares.

SECTION 7. CONDITIONS OF THE TENDER OFFER

Notwithstanding any other provision of the tender offer, GlobalOptions will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of or the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act if any of the following events or circumstance shall have occurred (or shall have been determined by GlobalOptions in its reasonable judgment to have occurred):

(1) there shall have been proposed, instituted or pending, or GlobalOptions shall have received notice of, any legal action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency, tribunal or arbitrator or arbitral panel that directly or indirectly (a) challenges or seeks to challenge the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer, (b) delays or restricts or seeks to delay or restrict GlobalOptions’ ability to, or renders or seeks to render GlobalOptions unable to, accept for payment some or all of the shares pursuant to the tender offer, (c) relates to or attempts to restrict the availability of funds GlobalOptions intends to use to purchase shares in the tender offer, or (d) otherwise relates in any manner to the tender offer or seeks to obtain material damages in respect of the tender offer;

(2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or GlobalOptions or any of its subsidiaries, by any court or any authority, agency, tribunal or arbitrator or arbitral panel that, in GlobalOptions’ reasonable judgment, would or might, directly or indirectly, (a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, or (b) delay or restrict the ability of GlobalOptions, or render GlobalOptions unable, to accept for payment or pay for some or all of the shares under the tender offer;

(3) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, (c) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, or (d) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof.

The foregoing conditions are for the sole benefit of GlobalOptions and may be asserted by GlobalOptions regardless of the circumstances giving rise to any of these conditions, and may be waived by GlobalOptions, in whole or in part, at any time and from time to time in its sole discretion. GlobalOptions’ failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if GlobalOptions waives any of the conditions described above, GlobalOptions may be required to extend the expiration date. Any determination or judgment by GlobalOptions concerning the events described above will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters.

SECTION 8. PRICE RANGE OF SHARES; DIVIDENDS

From September 26, 2007 through March 2, 2011, GlobalOptions’ shares were traded on the Nasdaq Capital Market under the symbol “GLOI”. From March 2, 2011 to March 21, 2011, GlobalOptions’ shares were quoted on the Pink Sheets under the symbol “GLOI.PK”, and since March 22, 2011 GlobalOptions’ shares have been quoted on the Over the

Counter Bulletin Board under the symbol “GLOI.OB”. The following table sets forth the high and low sales prices per share reported on the applicable exchange or market for each of the fiscal periods indicated.

	High	Low

Year Ending December 31, 2011
First Quarter	$2.72	$2.37
Second Quarter (through April 25, 2011)	$2.57	$2.44
Year Ended December 31, 2010
First Quarter	$1.92	$1.37
Second Quarter	$2.50	$1.53
Third Quarter	$3.07	$1.95
Fourth Quarter	$2.50	$1.80
Year Ended December 31, 2009
First Quarter	$2.15	$1.14
Second Quarter	$2.15	$1.25
Third Quarter	$2.10	$1.55
Fourth Quarter	$2.08	$1.30

On April 25, 2011, the last reported sale price of the shares on the Over the Counter Bulletin Board was $2.46 per share. As shown in the table, since January 1, 2011, the common stock has traded at prices higher than $2.60 per share. As a result, it is possible that you may receive less for your shares if you tender them than you would receive in a market sale of your shares. Stockholders are urged to obtain current market quotations for their shares before deciding whether to tender shares pursuant to the tender offer.

GlobalOptions has not paid any dividends on its common stock during the periods presented above.

SECTION 9. SOURCE AND AMOUNT OF FUNDS

Assuming GlobalOptions purchases 7,500,000 shares in the tender offer, $19,500,000 will be required to purchase such shares. GlobalOptions currently possesses the cash funds necessary to purchase shares tendered in the tender offer, as well as to pay related fees and expenses. The tender offer is not conditioned upon the receipt of financing. See Section 7. GlobalOptions does not have any alternative financing plans for this tender, including any borrowings.

SECTION 10. CERTAIN INFORMATION CONCERNING GLOBALOPTIONS

GlobalOptions intends to return the net proceeds from the sales of our four business units, SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode, (each as described below), to our stockholders after satisfying existing contractual obligations and establishing appropriate reserves for contingencies and ongoing operating costs. GlobalOptions previously returned a portion of these funds through the repurchase of its shares, and depending on market conditions and the availability of capital, GlobalOptions’ board may authorize additional distributions in the future, including repurchases pursuant to additional tender offers. However, we have not made a final decision as to, and continue to explore the most efficient form of, any such distribution and any alternative uses of the net proceeds from the sales of our four business units in the event that we determine not to further distribute these proceeds to our stockholders. There is no guaranty that we will make any distributions subsequent to this tender offer. In the event that we decide to retain the remaining proceeds from such sales, we may pursue a business combination or other type of corporate transaction. We currently do not have any arrangement, agreement or understanding with respect to engaging in a business combination with a specific entity or within any specific industry and there can be no assurance that we will be successful in identifying and evaluating or in concluding any such business combination.

Corporate Developments

Sale of SafirRosetti

On April 30, 2010, we completed the sale of SafirRosetti in accordance with an asset purchase agreement dated April 23, 2010 (the “SafirRosetti Purchase Agreement”), by and among us, GlobalOptions and Guidepost Solutions LLC (“Guidepost”), of which Joseph Rosetti, a former officer of SafirRosetti, is a principal.

Pursuant to the terms of the SafirRosetti Purchase Agreement, SafirRosetti was sold for aggregate consideration of (i) $3,500,000 in cash, subject to certain adjustments, of which $525,000 will be held in escrow for a period of 17 months; (ii) a secured promissory note (the “SafirRosetti Note”) in the aggregate face amount of $1,750,000 with an interest rate of 0.79% per annum of which principal of $875,000 and interest of $8,000 was received on December 17, 2010 and principal of $875,000 and related interest is payable to us on June 30, 2011; and (iii) contingent consideration based on 70% of the purchased accounts receivable in excess of $1,750,000 collected by Guidepost between the closing and the one year anniversary of the closing. Contingent consideration received and recognized through April 25, 2011 was $1,077,000.

The SafirRosetti Note provides a first priority lien against the sold accounts receivable of SafirRosetti and the post-closing accounts receivable of Guidepost arising from the customer accounts purchased, and a second priority lien against the remaining property of SafirRosetti transferred to Guidepost. Guidepost will transfer all uncollected account receivables back to us on June 30, 2011, subject to a purchase right by Guidepost.

Sale of Preparedness Services

On July 16, 2010, pursuant to the Board of Directors approval on May 6, 2010 we completed the sale of Preparedness Services in accordance with an asset purchase agreement dated May 13, 2010 (the “Preparedness Services Purchase Agreement”), by and among us, GlobalOptions and Witt Group Holdings, LLC, (“Witt Holdings”), of which James Lee Witt, Chief Executive Officer, Mark Merritt, Co-President, Barry Scanlon, Co-President, and Pate Felts, Senior Advisor, respectively, of Preparedness are principals.

Pursuant to the terms of the Preparedness Purchase Agreement, we sold Preparedness Services to Witt Holdings for aggregate consideration of (i) $10,006,000 in cash, of which $1,000,000 is to be held in escrow for 12 months following the closing; (ii) an earnout payment equal to 40% of any revenues over $15,000,000 earned during the 12-month period following the closing, which payment may not exceed $12,000,000; and (iii) the assumption of all of Preparedness Services’ liabilities, including all termination and severance payments due to James Lee Witt, Mark Merritt, Barry Scanlon and Pate Felts upon the sale of Preparedness under their respective employment agreements, less $286,000, representing a payment in connection with Witt Holdings, assumption of the lease for Preparedness Services’ Washington DC facility. The maximum total consideration payable to the Sellers under the Preparedness Services Purchase Agreement is $22,000,000.

In addition, on January 14, 2011, Witt Holdings paid us $1,652,000 representing the final closing date adjustment for working capital. We also agreed to pay Witt Holdings (i) a “true-up” of up to $1,000,000 based on accounts receivable (other than accounts receivable originating from the State of Louisiana or its agencies) that remain uncollected as of six months following the closing, and (ii) the face amount of any uncollected receivables arising from the bankruptcy or dissolution of any non-governmental entity. Witt Holdings has agreed that upon such “true-up” payment to transfer to us all rights with respect to such uncollected receivables. On January 28, 2011, Witt Holdings notified us that they would not make a claim for either a “true-up” or bankrupt amount as described in (i) or (ii), herein.

Additionally, in connection with the Preparedness Services Purchase Agreement, we entered into (i) a license agreement pursuant to which it granted Witt Holdings a world-wide, perpetual, irrevocable, exclusive, royalty free, fully paid-up right and license to use our software in the field of emergency preparedness and disaster relief recovery, and we agreed not to license the Preparedness Services application of the software to any other business in such field, and (ii) a transition service agreement pursuant to which we will provide Witt Holdings with certain specified transition services following the closing, including but not limited to certain information technology services. The transition services agreement was terminated on March 31, 2011.

The sale of Preparedness Services was subject to the approval of our stockholders, which approval was obtained at a special meeting of our stockholders held on July 15, 2010.

Sale of Fraud and SIU Services

On July 20, 2010, we completed the sale of all assets used in Fraud and SIU Services in accordance with an asset purchase agreement dated June 11, 2010 (the “FSIU Purchase Agreement”), by and among us, GlobalOptions and GlobalOptions Services, Inc. (“Global Services”), of which Frank Pinder, the President of Fraud and SIU Services, together with David Finney, James Buscarini, Kevin McGinn and Mike Brantley, respectively the Vice Presidents of Operations, Business Development, Finance and IT, are officers and stockholders. Balmoral Advisors, LLC, Private Equity Partners LLC and the North Atlantic Value LLP unit of JO Hambro Capital Management Ltd were the private equity sponsors.

Pursuant to the terms of the FSIU Purchase Agreement, we sold Fraud and SIU Services to Global Services for aggregate consideration of (i) $8,340,000 in cash at closing, inclusive of $34,000 for an estimated adjustment for working capital and $56,000 for the purchase real estate lease deposits, of which $825,000 is to be held in escrow for 15 months following the closing, (ii) an additional final post closing working capital adjustment of $275,000 which we received on December 30, 2010, and (iii) the assumption of substantially all of the liabilities of Fraud and SIU Services.

In connection with Fraud and SIU Services being classified as held for sale, during the three months ended June 30, 2010, we recorded a charge to discontinued operations of $4,475,000 to write down the carrying value of the assets of Fraud and SIU Services to fair value.

In connection with the FSIU Purchase Agreement, we entered into certain license agreements with Global Services pursuant to which we granted Global Services worldwide, perpetual, irrevocable, exclusive, royalty-free, fully paid-up rights and licenses to certain of our intellectual property, including but not limited to the “GlobalOptions” corporate name, logo and websites (all of which Global Services has the right to purchase in the future for nominal consideration), and our Rapid Data Module and Rapid Video Module software and related source materials that are embedded within the GlobalTrak system for the Fraud and SIU Services business only. Additionally, we entered into a transition service agreement pursuant to which we and Global Services will provide each other with certain transition services following the closing.

Sale of Bode

On November 30, 2010, we completed the sale of Bode in accordance with a stock purchase agreement, dated August 11, 2010 (“Bode Purchase Agreement”) with LSR Acquisition Corp. (which following a corporate reorganization, became SolutionPoint International, Inc. (“SolutionPoint”).

Pursuant to the terms of the Bode Purchase Agreement, we sold all of the equity securities and stock of Bode to SolutionPoint for an aggregate consideration of (i) $24,500,000 in cash, of which $2,450,000 will be held in escrow until December 31, 2011, (ii) an earnout payment equal to 30% of any revenues over $27,000,000 earned by Bode during the 12-month period following the closing of the sale, which payment may not exceed $5,500,000, and (iii) a cash payment of $500,000 in connection with SolutionPoint’s tax election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”).

In addition, SolutionPoint has agreed to pay us the amount by which the working capital of Bode at closing exceeds $5,600,000, and we have agreed to pay SolutionPoint the amount by which the working capital of Bode at closing is less than $5,600,000, provided that in either case no such payment will be required unless it is in excess of $150,000. At December 31, 2010, we have estimated that SolutionPoint will pay to us a working capital adjustment of $2,192,000. As set forth in the Bode Purchase Agreement, there are a series of steps in which SolutionPoint and ourselves determine, review and approved the computation of the working capital adjustment. These steps have not yet been completed. Accordingly, this estimate of the working capital adjustment is subject to change.

We have also agreed to pay SolutionPoint a “true-up” of up to $1,000,000, based on accounts receivable that remain uncollected 180 days after the closing and SolutionPoint has agreed to transfer to us all rights with respect to such uncollected receivables after SolutionPoint’s receipt of such “true-up” payment.

In connection with the Bode Purchase Agreement, we entered into a transition service agreement pursuant to which we provided Bode with certain specified transition services following the closing, including but not limited to certain information technology services. The transition services agreement terminated on March 31, 2011.

Distribution of Proceeds from the Sales of SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode

In addition to the fixed portion of the purchase price for SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode, each agreement provides for contingent proceeds in the form of earnouts and/or the return of an escrow deposit. The following table represents the minimum and maximum aggregate contingent proceeds that may be realized from the sales of SafirRosetti, Fraud and SIU Services, Preparedness Services, and Bode. These amounts have not yet been recognized and are not reflected on our balance sheet as of March 31, 2011 included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, filed with the SEC on April 26, 2011.

(Amounts in the following table are in thousands)

			Fraud and SIU		Preparedness
	SafirRosetti		Services		Services		Bode		Total
	Min	Max	Min	Max	Min	Max	Min	Max	Min	Max

Earnout	$1,077	$1,600	$—	$—	$—	$12,000	$—	$5,500	$1,077	$19,100
Return of escrow	—	525	—	825	—	1,000	—	2,450	—	4,800

Totals	$1,077	$2,125	$—	$825	$—	$13,000	$—	$7,950	$1,077	$23,900

In the table above, the minimum amount in connection with the sale of SafirRosetti includes approximately $1,077,000 of contingent consideration that was realized and recognized through March 31, 2011. There is no assurance that any of these contingent proceeds in excess of amounts already received will be realized. Accordingly, in each case the future minimum amount is $0. Neither the maximum nor the minimum amounts represent management’s expectation of the amount of contingent proceeds to be realized. Additionally, these contingent proceeds do not reflect certain potential working capital adjustments and accounts receivable guarantees that we provided for with respect to the abovementioned transactions.

If we receive the contingent proceeds discussed above, we intend to distribute them to stockholders, less deductions comparable to those described above with respect to the distribution of the other proceeds of the transactions. However, we have not made a final decision as to, and continue to explore the most efficient form of, any such distribution and any alternative uses of the net proceeds from the sales of SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode in the event that we determine not to further distribute these proceeds to our stockholders.

AVAILABLE INFORMATION.  GlobalOptions is subject to the information requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information relating to its business, financial condition and other matters. GlobalOptions is required to disclose in these periodic reports certain information, as of particular dates, concerning the GlobalOptions directors and executive officers, their compensation, stock options granted to them, the principal holders of the securities of GlobalOptions and any material interest of such persons in transactions with GlobalOptions. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, GlobalOptions has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the tender offer. This material and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the SEC’s customary charges, by writing to the Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains periodic reports and information statements and other information regarding registrants that file electronically with the SEC.

INCORPORATION BY REFERENCE.  The rules of the SEC allow GlobalOptions to “incorporate by reference” information into this Offer to Purchase, which means that GlobalOptions can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about GlobalOptions and GlobalOptions incorporates them herein by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 15, 2011;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, filed with the SEC on April 26, 2011; and

•	Current Reports on Form 8-K, filed with the SEC on January 24, 2011 and March 2, 2011.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document referenced above. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Stockholders can obtain any of the documents incorporated by reference in this Offer to Purchase from GlobalOptions or from the SEC’s web site at the address described above. Documents incorporated by reference are available from GlobalOptions without charge, excluding any exhibits to those documents. Stockholders can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from GlobalOptions at 75 Rockefeller Plaza, 27th Floor, New York, New York 10019; telephone: (212) 445-6262. Any stockholder requesting information should be sure to include his or her complete name and address in the request.

SECTION 11. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

As of April 25, 2011, GlobalOptions had 13,507,820 issued and outstanding shares, excluding 3,688,982 shares of common stock reserved for issuance under its stock compensation plans, of which 258,333 shares are subject to outstanding options, 5,557 shares are subject to outstanding restricted stock units and 3,421,621 shares are currently reserved for issuance under the plans, none of which have been issued nor does GlobalOptions intend to issue, and 343,975 shares held in treasury. The 7,500,000 shares that GlobalOptions is offering to purchase represent approximately 55.5% of the shares outstanding on April 25, 2011.

GlobalOptions’ directors and executive officers are entitled to participate in the tender offer on the same basis as other stockholders. Harvey W. Schiller, Ph.D., GlobalOptions’ Chairman of the Board of Directors and Chief Executive Officer, has indicated his non-binding intention to tender 230,247 shares in the tender offer. Jeffrey O. Nyweide, GlobalOptions’ Chief Financial Officer, Executive Vice President-Corporate Development, Treasurer and Secretary, has indicated his non-binding intention to tender 114,519 shares in the tender offer. Globacor Capital Inc., of which John P. Bujouves, a director of GlobalOptions, is Chairman, has indicated its non-binding intention to tender 100,000 shares in the tender offer. John D. Chapman, a director of GlobalOptions, has indicated his non-binding intention to tender 5,225 shares in the tender offer. Per-Olof Lööf, a director of GlobalOptions, has indicated his non-binding intention to tender 55,418 shares in the tender offer (includes 50,000 shares underlying options) and Lööf Holdings, LLC, a limited liability company controlled by Mr. Lööf, has indicated its non-binding intention to tender 21,750 shares in the tender offer. John P. Oswald, a director of GlobalOptions, has indicated his non-binding intention to tender 57,310 shares in the tender offer (includes 50,000 shares underlying options) and Capital Trust Investments Limited, of which Mr. Oswald is a director, has indicated its non-binding intention to tender 48,959 shares in the tender offer. Weiss Asset Management LP and its affiliates, which beneficially own approximately 42.9% of the shares outstanding, have not indicated to us whether they intend to tender shares pursuant to the tender offer. There can be no assurance that the persons described above will in fact tender the number of shares indicated, nor can there be any assurance that Weiss Asset Management LP or any of its affiliates will not decide to tender any or all of their shares. In the event that Weiss Asset Management LP or any of its affiliates tender all or a substantial portion of their shares, the likelihood of proration of the shares tendered by all stockholders in the tender offer is significantly increased.

As of April 25, 2011, the directors and executive officers of GlobalOptions as a group (6 persons) beneficially owned 1,098,837 shares (which number includes 210,000 shares issuable upon exercise of options which are exercisable currently or within 60 days of April 25, 2011), or 8.0% of the total outstanding shares on that date. Depending on the results of the tender offer, including the effects of proration, the percentage of outstanding shares beneficially owned by GlobalOptions’ directors and officers who either tender shares in the tender offer or sell shares in the open market during the pendency of the tender offer may decrease. GlobalOptions’ directors and officers who do not tender shares in the tender offer or sell shares in the open market during the pendency of the tender offer will realize an increase in the percentage of outstanding shares that they beneficially own.

The following table sets forth information regarding the number of shares of our common stock beneficially owned on April 25, 2011 by:

•	each person who is known by us to beneficially own 5% or more of our common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers, as a group.

Except as otherwise set forth below, the address of each of the persons listed below is GlobalOptions Group, Inc., 75 Rockefeller Plaza, 27th Floor, New York, New York 10019. Unless otherwise indicated, the common stock beneficially owned by a holder includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person, and also includes options to purchase shares of our common stock exercisable within 60 days that have been granted under our incentive stock plans.

	Common Stock
	Beneficially Owned (1)
Name and Address of Beneficial Owner	Shares	%

5% or Greater Stockholders:
Weiss Asset Management LP (2)	5,792,397	42.9
Brookdale Global Opportunity Fund (3)	4,054,679	30.0
Eric S. Weinstein (4)	750,821	5.6
Artio Global Management LLC (5)	718,026	5.3
Harvey Partners, LLC (6)	710,100	5.3
Directors and Executive Officers:
Harvey W. Schiller, Ph.D.	460,494	3.4
Jeffrey O. Nyweide	229,038	1.7
John P. Bujouves (7)	180,418	1.3
John D. Chapman	10,450	*
Per-Olof Lööf (8)	102,168	*
John P. Oswald (9)	116,269	*
All executive officers and directors as a group (6 persons) (10)	1,098,837	8.0

*	Represents holdings of less than 1% of shares outstanding.

(1)	Based upon 13,507,820 shares of our common stock outstanding on April 25, 2011 and, with respect to each individual holder, rights to acquire our common stock exercisable within 60 days of April 25, 2011.

(2)	Based solely on information contained in a Schedule 13D filed with the SEC on January 13, 2011 by Weiss Asset Management LP, Andrew M. Weiss, BIP GP LLC and WAM GP LLC. Represents (i) 4,054,679 shares of common stock held by Brookdale International Partners, LP (“BIP”) and (ii) 1,737,718 shares of common stock held by Brookdale Global Opportunity Fund (“BGO”). Weiss Asset Management LP is the Investment Manager of BIP and BGO, and in such capacity has the power to vote and dispose of the shares of common stock held by BIP and BGO. The business address of Weiss Asset Management LP is 222 Berkeley St., 16th Floor, Boston, MA 02116.

(3)	Based solely on information contained in a Schedule 13D filed with the SEC on January 13, 2011 by BGO. The business address of BGO is 222 Berkeley St., 16th Floor, Boston, MA 02116.

(4)	Based solely on information contained in a Schedule 13G filed with the SEC on November 19, 2009 by Mr. Weinstein. Mr. Weinstein’s address is 46 Maddock Road, Titusville, NJ 08560.

(5)	Based solely on information contained in a report on Schedule 13G/A filed with the SEC on February 2, 2010. The business address of Artio Global Management LLC is 330 Madison Avenue, Suite 12A, New York, NY 10017.

(6)	Based solely on information contained in a report on Schedule 13G filed with the SEC on March 7, 2011. The business address of Harvey Partners, LLC is 610 Fifth Avenue, Suite 311, New York, NY 10020.

(7)	Represents 5,418 shares of common stock and 75,000 shares of our common stock issuable upon exercise of stock options held by Mr. Bujouves individually, and 100,000 shares of our common stock held by Globacor Capital Inc., of which Mr. Bujouves is Chairman. Mr. Bujouves may be deemed to be the beneficial owner of the shares of our common stock held by Globacor Capital Inc. Mr. Bujouves disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(8)	Represents 5,418 shares of common stock and 75,000 shares of our common stock issuable upon exercise of stock options held by Mr. Lööf individually, and 21,750 shares of our common stock held by Lööf Holdings, LLC, a limited liability company controlled by Mr. Lööf. Mr. Lööf may be deemed to be the beneficial owner of the shares of our common stock held by Lööf Holdings, LLC.

(9)	Represents 7,310 shares of our common stock and 60,000 shares of our common stock issuable upon exercise of stock options held by Mr. Oswald individually, and 48,959 shares of our common stock held by Capital Trust Investments Limited, of which Mr. Oswald is a director. Mr. Oswald may be deemed to be the beneficial owner of the shares of our common stock held by Capital Trust Investments Limited. Mr. Oswald disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(10)	Represents 888,837 shares of our common stock and 210,000 shares of our common stock issuable upon exercise of stock options.

AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS

Neither GlobalOptions, nor any of its officers or directors have engaged in any transaction in GlobalOptions stock within the last 60 days.

Except as otherwise described or incorporated by reference in this Offer to Purchase or as described or incorporated by reference in GlobalOptions’ Form 10-K for the year ended December 31, 2010, neither GlobalOptions nor, to the best knowledge of GlobalOptions, any of GlobalOptions’ affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the tender offer or with respect to any of GlobalOptions’ securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Stockholder Rights Plan

On September 7, 2010, GlobalOptions entered into a stockholder rights plan, dated as of September 7, 2010 (the “Rights Agreement”), with Continental Transfer & Trust Company, as Rights Agent (the “Rights Agent”).

On September 7, 2010, in connection with our entry into the Rights Agreement, the board authorized the issuance of one right (a “Right”) to purchase one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.001 per share (“Preferred Stock”), at a purchase price of $4.10 (such amount, as may be adjusted from time to time as provided in the Rights Agreement, the “Purchase Price”) for each share of our outstanding common stock, to stockholders of record as of the close of business on September 17, 2010 (the “Record Date”).

On October 27, 2010, the Company waived the provisions of the Rights Agreement for Weiss Asset Management LP, a large stockholder of the Company. On the close of business as of that day, Weiss Asset Management LP owned an aggregate of 5,766,324 shares of the Company’s stock, or approximately 40% of the common stock outstanding. In connection with this purchase, the Company entered into a support agreement with Weiss Asset Management LP, which is discussed in further detail below.

Effectiveness.  The Rights Agreement became effective on September 7, 2010 (the “Effective Date”). Rights will be issued in respect of all outstanding shares of our common stock on the Record Date and for all additional shares of our common stock issued prior to the earliest of the Distribution Date (as defined below), the redemption of the Rights or the Expiration Date (as defined below), except Rights may be distributed in respect of shares of common stock issued after the Distribution Date in certain limited circumstances.

Term.  The Rights will expire on the third anniversary of the date the Rights Agreement (the “Expiration Date”), unless earlier redeemed or canceled by us as provided below.

Exercisability.  The Rights will become exercisable upon the earlier of the following dates (the “Distribution Date”):

•	the close of business on the tenth calendar day after such date on which we learn that a person or group (including any affiliates or associate of such person or group) has acquired, or obtained the right to acquire, beneficial ownership (as defined in the Rights Agreement) of more than 15% of the outstanding common stock, or in the case of any person with beneficial ownership of more than 15% of the outstanding common stock on the date of the Rights Agreement, such person acquires additional shares of common stock representing 1% or more of the then-outstanding common stock (subject to certain exceptions) or becomes an affiliate or associate of another person who owns 1% or more of the then-outstanding common stock (any such person or group, an “Acquiring Person”); and

•	the close of business on the tenth calendar day (or, unless the Distribution Date previously occurred, such later day as may be specified by the board), if any, as may be designated by the board following the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer for shares of common stock that could result in a person or group becoming the beneficial owner of more than 15% of the outstanding common stock.

Notwithstanding the foregoing, the board may, in its sole discretion, determine that any person or group will not be deemed to be an “Acquiring Person” for any purposes of the Rights Agreement.

Rights Certificates and Detachability.  Prior to the Distribution Date, the Rights will be represented by the certificates for shares of common stock, and the Rights will be transferable only with the related common stock certificates and will be automatically transferred with any transfer of the related common stock. After the Distribution Date, the Rights will “detach” from the common stock and will be separately transferable.

Terms of the Preferred Stock.  The Preferred Stock will not be redeemable and will be, in ranking as to dividend and liquidation preferences, senior to the common stock. Each share of Preferred Stock will entitle its holder to preferential dividend payments of 1,000 times the aggregate per share amount of all cash dividends and 1,000 times (subject to adjustment under certain circumstances) the aggregate per share amount of all non-cash dividends and other distributions (other than dividends payable in common stock) declared per share of common stock, as and if declared by the board. In the event of liquidation, the holders of Preferred Stock will receive a preferential liquidation payment equal to the accrued and unpaid dividends, plus an amount equal to the greater of (x) $1,000 per whole share or (y) an aggregate amount per share equal to 1,000 times (subject to adjustment under certain circumstances) the aggregate amount to be distributed per share to holders of common stock, provided that the liquidation amount to be received by any holder of the Preferred Stock in the event of involuntary liquidation may not exceed $4.10 per share. The terms of the Preferred Stock do not include the right to vote. The rights of the Preferred Stock as to dividends and liquidation in the event of mergers and consolidations are protected by customary antidilution provisions as more fully described in the Rights Agreement. Because of the nature of the Preferred Stock dividend and liquidation rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right (subject to adjustment) should approximate the value of one share of common stock.

Dilution Adjustments.  The amount of Preferred Stock issuable upon exercise of the Rights is subject to adjustment by the board in the event of any change in the common stock or Preferred Stock, whether by reason of stock dividends, stock splits, reclassifications, recapitalizations, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations, other similar changes in capitalization, any distribution or issuance of assets, evidences of indebtedness or subscription rights, options or warrants to holders of common stock, Preferred Stock or otherwise.

The Flip-In Provision.  Subject to future amendment of the Rights Agreement, at such time as any person or group becomes an Acquiring Person, the holder of each Right will thereafter have the right to receive, upon exercise of the Right and the payment of the Purchase Price, that number of one one-thousandths of a share of Preferred Stock equal to the number of shares of common stock that at the time of the applicable triggering transaction would have a market value of twice the Purchase Price. However, on or after the Distribution Date, any Rights that are or previously were beneficially owned by an Acquiring Person will become null and void and will not be subject to the “flip-in” provision.

The Flip-Over Provision.  In the event we are acquired in a merger or other business combination by an Acquiring Person, or 50% or more of our assets are sold to an Acquiring Person, each Right will entitle its holder to purchase common shares in the surviving entity at 50% of market price (subject to exceptions if the surviving entity does not have common shares registered under the Exchange Act, as further described in the Rights Agreements). As with the “flip-in” provision, on or after the Distribution Date, any Rights that are or previously were beneficially owned by an Acquiring Person will become null and void.

Exchange.  After any person or group becomes an Acquiring Person, the board may elect to exchange each Right (other than Rights owned by an Acquiring Person) for consideration per Right consisting of one-half of the securities that would be issuable at such time upon the exercise of one Right, or, under certain circumstances, an equivalent value in cash, shares of common stock or other securities.

Redemption.  The Rights are redeemable by the board at a redemption price of $0.001 per Right (the “Redemption Price”) any time prior to the earlier of the Distribution Date and the Expiration Date. Immediately upon the action of the board ordering the redemption of the Rights, and without any further action or notice, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Amendment.  At any time prior to the Distribution Date, we may, in our sole and absolute discretion, without the approval of any holder of the Rights, supplement or amend any provision of the Rights Agreement, including the date on which a Distribution Date or Expiration Date will occur, the amount of the Purchase Price, the definition of “Acquiring Person” or the time during which the Rights may be redeemed. From and after the Distribution Date, we may amend the Rights Agreement without the approval of any holders of Right Certificates (as defined in the Rights Agreement) (a) to cure any ambiguity or to correct or supplement any provision that may be defective or inconsistent with any other provision of the Rights Agreement, (b) to shorten or lengthen any time period under the Rights Agreement, or (c) to otherwise change or supplement any other provisions in the Rights Agreement in any matter that we may deem necessary or desirable and that does not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).

Stockholder Rights.  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of GlobalOptions, including, without limitation, the right to vote or to receive dividends.

Amended and Restated 2006 Long-Term Incentive Plan

The GlobalOptions’ 2006 Long-Term Incentive Plan was originally adopted on December 5, 2006. On July 24, 2008, our stockholders approved the Amended and Restated 2006 Incentive Plan, which became effective immediately following its approval and replaced the original 2006 Long-Term Incentive Plan.

The Incentive Plan provides for the issuance of up to 3,000,000 shares of our common stock, increased from 1,500,000 under the original 2006 Long-Term Incentive Plan. As of April 25, 2011 there are options to purchase 258,333 shares of our common stock and 5,557 shares of common stock underlying restricted stock units outstanding under this plan. The Compensation Committee has the authority to determine the amount, type and terms of each award, but may not grant awards under the Incentive Plan, in any combination, for more than 625,000 shares of our common stock to any individual during any calendar year, increased from 312,500 under the original 2006 Long-Term Incentive Plan. As of April 25, 2011, 3,421,621 shares remain eligible to be issued under the Incentive Plan.

The Incentive Plan is administered by the Compensation Committee, or in the absence of the Compensation Committee, the entire board. The Compensation Committee has sole authority to interpret the Incentive Plan and set the terms of all awards, including, without limitation, determining the performance goals associated with performance-based awards, determining the recipients of awards, determining the types of awards to be granted, and the making policies and procedures relating to administration of the Incentive Plan.

In general, the Incentive Plan empowers us to grant stock options and stock appreciation rights, and performance-based cash and stock and other equity based awards, including restricted stock and restricted stock units. The Incentive Plan will also continue to allow us to grant performance-based compensation awards that meet the requirements of Section 162(m) of the Code, thereby preserving our ability to receive tax deductions for the awards. However, as a result of the sale of our four business units, we do not intend to issue any additional shares under the Incentive Plan.

The Incentive Plan may be amended, suspended or terminated by the board, except that (a) no amendment shall be made that would impair the rights of any participant under any award theretofore granted without the participant’s consent, and (b) no amendment shall be made which, without the adoption of our stockholders, would (i) materially increase the number of shares that may be issued under the Incentive Plan, except as the Compensation Committee may appropriately make adjustments; (ii) materially increase the benefits accruing to the participants under the Incentive Plan; (iii) materially modify the requirements as to eligibility for participation in the Incentive Plan; (iv) decrease the exercise price of an option to less than 100% of the Fair Market Value (as defined under the Incentive Plan) per share of common stock on the date of grant thereof; or (v) extend the term of any option beyond ten years.

No award may be granted under the Incentive Plan after the tenth anniversary of the Incentive Plan’s effective date, December 5, 2006.

Amended and Restated 2006 Employee Stock Purchase Plan

GlobalOptions’ 2006 Employee Stock Purchase Plan was originally adopted on December 5, 2006. On July 24, 2008, GlobalOptions’ stockholders approved the Amended and Restated 2006 Stock Purchase Plan, which became effective immediately following its approval and replaced the original 2006 Employee Stock Purchase Plan.

The Stock Purchase Plan permits eligible employees to automatically purchase at the end of each month at a discounted price, a certain number of shares of our common stock by having the effective purchase price of such shares withheld from their base pay. The Stock Purchase Plan provides for the issuance of up to 2,000,000 shares of our common stock, increased from 250,000 under the original 2006 Employee Stock Purchase Plan. As of April 25, 2011, 1,877,612 shares remain eligible to be issued under the Stock Purchase Plan.

The Stock Purchase Plan is administered by the Compensation Committee. Pursuant to the terms of the Stock Purchase Plan, the Compensation Committee has the authority to make rules and regulations for the administration of the Stock Purchase Plan.

As a result of the sale of our four business units, we intend to prohibit any additional purchases of stock under the Stock Purchase Plan.

The Stock Purchase Plan may be amended or terminated by the board, provided that, without stockholder approval, no such amendment may (a) increase the maximum number of shares that may be issued under the Stock Purchase Plan, (b) amend the requirements as to the class of employees eligible to purchase stock under the Stock Purchase Plan, or (c) permit the members of the Compensation Committee to purchase stock under the Stock Purchase Plan. No termination, modification, or amendment of the Stock Purchase Plan may adversely affect the rights of an employee with respect to an option previously granted to him or her under such option without his or her written consent.

Unless the Stock Purchase Plan is previously terminated by the board, no additional stock will be available for purchase under the Stock Purchase Plan at the earlier of (a) October 17, 2016, or (b) the point in time when no shares of stock appropriately reserved for issuance are available.

Executive Compensation Plan

On December 5, 2006, the Compensation Committee approved the establishment of our Executive Compensation Plan (“Executive Compensation Plan”), which links base salary, benefits and short-term and long-term incentives within the total compensation framework. The committee also extended the agreements with Dr. Schiller and Mr. Nyweide until April 30, 2012 and July 31, 2012 respectively. The Executive Compensation Plan provided for cash awards and vesting of restricted stock, based on the achievement of performance targets set by the Compensation Committee.

Bonus awards granted under the Executive Compensation Plan had two components: an annual (single-year) incentive plan component, which is 20% of the bonus target, and a multi-year incentive plan component, which is 80% of the bonus target. Single-year performance targets were established at the end of the immediately preceding year and were monitored throughout the year. The annual incentive plan provided upside potential when organizational goals were exceeded and less when goals were missed. Multi-year performance metrics included components that related to increasing stockholder value.

On July 16, 2010, as a result of the sale of Preparedness Services, all of the performance targets established under the compensation plan were deemed to have been achieved, and the cash and stock awards were deemed to have been earned. No further cash or stock awards are available to be earned under the Executive Compensation Plan.

Support Agreement

On October 27, 2010, GlobalOptions entered into a Support Agreement with Weiss Asset Management LP acting solely in its capacity as investment manager to certain funds managed by it. As of market close on October 27, 2010, certain funds managed by Weiss Asset Management LP beneficially owned an aggregate of 5,766,324 shares of our common stock, or approximately 40% of our common stock outstanding. Because the record date of the special meeting of GlobalOptions’ stockholders to approve the sale of Bode scheduled to take place on November 11, 2010 (the “Special Meeting”) was set as September 15, 2010, Weiss Asset Management LP had the right to vote 936,897 shares, or approximately 6.5%, of GlobalOptions’ common stock entitled to be voted at the special meeting. Weiss Asset

Management LP was also entitled to obtain the right to vote an additional 4,237,561 shares (resulting in an aggregate of approximately 35.9% of our common stock outstanding and entitled to be voted at the Special Meeting over which Weiss Asset Management LP expected to have voting rights), and pursuant to the Support Agreement, Weiss Asset Management LP voted all of the shares of our common stock over which Weiss Asset Management LP had voting power in favor of approval of our proposed sale of all of the outstanding capital stock of Bode pursuant to that certain Stock Purchase Agreement, dated August 11, 2010, by and among the Company, GlobalOptions, Inc., Bode and SolutionPoint (the “Bode Transaction”).

Additionally, Weiss Asset Management LP agreed to vote all of the shares of our common stock over which it had voting power in favor of the election of all director nominees recommended by board at the Company’s 2010 annual meeting of stockholders.

The Support Agreement also provided that, as a condition to Weiss Asset Management LP’s obligations under the Support Agreement, the board will adopt resolutions providing that:

•	Weiss Asset Management LP, together with the funds managed by Weiss Asset Management LP, will not be deemed to be an “Acquiring Person” for the purposes of the Rights Agreement unless and until Weiss Asset Management LP becomes the Beneficial Owner (as defined under the Rights Agreement) of in excess of 44% of the Common Shares (as defined under the Rights Agreement) then outstanding; and

•	solely for the purposes of Section 203 of the Delaware General Corporation Law, the acquisition of up to 44% of the Company’s common stock by Weiss Asset Management LP and the funds managed by Weiss Asset Management LP is approved by the board.

The board adopted such resolutions on October 27, 2010. Further, we agreed that, if requested by Weiss Asset Management LP, within 10 business days of such request the board will appoint one designee of Weiss Asset Management LP (the “Stockholder Designee”) to serve on the board, and until such date as Weiss Asset Management LP beneficially owns less than 15% of our common stock then outstanding, the board will nominate and recommend the election of the Stockholder Designee to the board, and solicit proxies for the election of the Stockholder Designee to the board, at any meeting of our stockholders at which they are asked to vote for the election of directors. On December 14, 2010, John D. Chapman was appointed to the board as the Stockholder Designee.

Additionally, Weiss Asset Management LP has agreed to certain standstill restrictions with respect to, among other things, (i) effecting, proposing or participating in any tender offer or exchange offer involving our common stock other than a tender offer made by us, (ii) participating in a merger, asset sale or other extraordinary transaction with or involving GlobalOptions and (iii) nominating individuals for election to the board. The standstill restrictions will expire on the earlier of the 18-month anniversary of the date of the Support Agreement and the date we fail to meet any of a number of requirements set forth in the Support Agreement, including but not limited to making certain cash distributions to our stockholders on a specified timeframe.

SECTION 12. LEGAL MATTERS; REGULATORY APPROVALS

GlobalOptions is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by GlobalOptions as contemplated by the tender offer. Should any approval or other action be required, GlobalOptions presently contemplates that it will seek that approval or other action. GlobalOptions is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. The obligation of GlobalOptions pursuant to the tender offer to accept for payment and pay for shares is subject to conditions. See Section 7.

SECTION 13. UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion of the United States federal income tax consequences of the tender offer was, within the meaning of Internal Revenue Service Circular 230 Disclosure requirements, written for the purpose of promoting the tender offer, but it was not written or intended to be used, and cannot be used, by a stockholder or any other party for the purpose of avoiding sanctions, including federal tax penalties, under the Code. You should consult your own tax advisor as to the particular United States federal income tax consequences to you of tendering shares pursuant to the tender offer and the applicability and effect of any state, local, or foreign tax laws and recent changes in applicable tax laws.

GENERAL.  The following summary describes the anticipated material United States federal income tax consequences to United States holders (as defined below) whose shares are tendered and accepted for payment pursuant to the tender offer. This summary is based upon the Code, Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, partnerships or S corporations (and persons who own their interest in shares through a partnership or S corporation), expatriates of the United States, persons who are subject to alternative minimum tax, persons that have a “functional currency” other than the United States dollar, persons who hold shares as a position in a “straddle” or as a part of a “hedging,” “conversion” or “constructive sale” transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. This summary also does not address the state, local or foreign tax consequences of participating in the tender offer. You should consult your tax advisor as to the particular tax consequences to you of participation in this tender offer. Those stockholders who do not participate in the tender offer should not incur any United States federal income tax liability from the tender offer.

In addition, except as otherwise specifically noted below, this summary applies only to holders of shares that are “United States holders.” For purposes of this discussion, a “United States holder” means a holder of shares that for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•	a trust, the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

Holders of shares who are not United States holders (“foreign stockholders”) are particularly urged to consult their tax advisors regarding the United States federal income and withholding tax consequences and any applicable foreign tax consequences of the tender offer.

Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the tender offer.

CHARACTERIZATION OF THE PURCHASE.  The purchase of a United States holder’s shares by GlobalOptions pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. GlobalOptions does not anticipate that it will have either accumulated or current earnings and profits for tax purposes for its tax year ending December 31, 2011. Therefore, as a consequence of the purchase, it is expected that a United States holder will be treated as having sold shares to GlobalOptions for United States federal income tax purposes.

Gain in excess of a United States holder’s tax basis in the tendered shares will generally be taxed as capital gain.

FOREIGN STOCKHOLDERS.  The Depositary will not withhold United States federal income tax from the gross proceeds paid pursuant to the tender offer to a foreign stockholder or his agent.

STOCKHOLDERS WHO DO NOT RECEIVE CASH PURSUANT TO THE TENDER OFFER.  Stockholders whose shares are not purchased by GlobalOptions pursuant to the tender offer should not incur any United States federal income tax liability as a result of the completion of the tender offer.

BACKUP WITHHOLDING.  See Section 3 with respect to the application of United States federal backup withholding tax.

Stockholders are urged to consult their tax advisor to determine the particular tax consequences to them of the tender offer, including without limitation the applicability and effect of the constructive ownership rules, any state, local and foreign tax laws, and any proposed changes in applicable tax laws.

SECTION 14. EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT

GlobalOptions expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by GlobalOptions to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. GlobalOptions also expressly reserves the right, in its sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of termination or postponement to the Depositary and making a public announcement of termination or postponement. GlobalOptions’ reservation of the right to delay payment for shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that GlobalOptions must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. GlobalOptions further expressly reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by GlobalOptions to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing the number of shares being sought in the tender offer.

Amendments to the tender offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which GlobalOptions may choose to make a public announcement, except as required by applicable law, GlobalOptions shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release through PR Newswire or another comparable service.

If GlobalOptions materially changes the terms of the tender offer or the information concerning the tender offer, GlobalOptions will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If (1) GlobalOptions increases or decreases the price to be paid for shares or decreases the number of shares being sought in the tender offer, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such ten business day period.

SECTION 15. FEES AND EXPENSES

GlobalOptions has retained MacKenzie Partners to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the tender offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their services as Information Agent and Depositary. The Information Agent and Depositary will also be reimbursed by GlobalOptions for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under United States federal securities laws.

No fees or commissions will be payable by GlobalOptions to brokers, dealers, commercial banks or trust companies (other than fees to the Information Agent and Depositary) for soliciting tenders of shares pursuant to the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Depositary. GlobalOptions, however, upon request, will reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of GlobalOptions, the Information Agent or the Depositary for purposes of the tender offer. GlobalOptions will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares, except as otherwise provided in this Offer to Purchase and Instruction 6 in the Letter of Transmittal.

SECTION 16. MISCELLANEOUS

GlobalOptions is not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If GlobalOptions becomes aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, GlobalOptions will make a good faith effort to comply with the applicable law. If, after such good faith effort, GlobalOptions cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, GlobalOptions has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning GlobalOptions.

Tendering stockholders should rely only on the information contained in this Offer to Purchase and the Letter of Transmittal. GlobalOptions has not authorized any person to make any recommendation on behalf of GlobalOptions as to whether stockholders should tender or refrain from tendering shares in the tender offer. GlobalOptions has not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by GlobalOptions, the Information Agent or Depositary.

April 27, 2011

The Letter of Transmittal and share certificates and any other required documents should be sent or delivered by each stockholder, or that stockholder’s broker, dealer, commercial bank, trust company or nominee, to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By Mail or Hand Delivery:	By Facsimile Transmission:

Continental Stock Transfer & Trust Company Attn: Reorganization Dept. 17 Battery Place, 8th Floor New York, NY 10004	For Eligible Institutions Only: (212) 616-7610 For Confirmation Only Telephone: (212) 509-4000 (ext. 536)

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer.

The Information Agent for the Tender Offer is:

105 Madison Avenue
New York, New York 10016

(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com